Exhibit 99.1

Newcourt Acquisition Corp Announces the Separate Trading of its Class A Ordinary Shares and Warrants, Commencing December 10, 2021

New York, NY, December 9, 2021 – Newcourt Acquisition Corp (the “Company”) (NASDAQ: NCACU) announced today that, commencing December 10, 2021, holders of the units sold in the Company’s initial public offering may elect to separately trade the Company’s Class A ordinary shares and warrants included in the units. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The Class A ordinary shares and the warrants that are separated will trade on the Nasdaq Capital Market (“Nasdaq”) under the ticker symbols “NCAC” and “NCACW,” respectively. Those units not separated will continue to trade on Nasdaq under the symbol “NCACU.” Holders of the units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, to separate the units into Class A ordinary shares and warrants.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Newcourt Acquisition Corp

The Company is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The focus of the team is to identify digital financial services and financial technology (“fintech”) businesses with exposure to emerging markets. The management team is led by Dr. Michael Jordaan, Marc Balkin, and Daniel Rogers.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the anticipated use of the net proceeds of the initial public offering. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and final prospectus for the Company’s offering filed with the SEC. Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Investor Contact:

Marc Balkin

Chief Executive Officer, Newcourt Acquisition Corp

(510) 214-3750